Exhibit 99.1

LIXTE Biotechnology Holdings Names

Distinguished Oncologist Jan Schellens as Chief Medical Officer

PASADENA, Calif., June 3, 2024 — LIXTE Biotechnology Holdings, Inc. (“LIXTE” or the “Company”) (Nasdaq: LIXT and LIXTW), a clinical-stage pharmaceutical company developing a new class of cancer therapy to enhance chemotherapy and immunotherapy, today announced the appointment of Jan Schellens, M.D., Ph.D., as Chief Medical Officer (CMO).

Dr. Schellens brings to LIXTE more than 25 years of clinical experience as a medical oncologist, pharmacologist and clinical pharmacologist, including more than two decades developing and bringing new drugs to market. He assumes the CMO role at LIXTE effective August 1, 2024, succeeding James S. Miser, M.D., who is leaving the Company after serving in this capacity since 2020.

“Dr. Schellens is a widely respected medical professional who has been at the forefront of oncology throughout his career,” said Bas van der Baan, LIXTE’s Chief Executive Officer. “He brings a highly relevant background to LIXTE, and we are fortunate in attracting him to our organization, as we continue to make progress with LB-100 to enhance chemotherapies and immunotherapies and improve outcomes for patients with cancer. I am confident that Jan’s experience will be instrumental in helping to foster LIXTE’s next stage of growth and development. We welcome him to our team.

“On behalf of our board and management, I would like to express our appreciation and thanks to Jim Miser for his dedication and many contributions to LIXTE over the past four years. We wish him all the best in his future endeavors,” Mr. van der Baan added.

Co-author of more 900 publications in peer-reviewed scientific journals, Dr. Schellens has held leadership positions at the Netherlands Cancer Institute in Amsterdam and the Dr. Daniel den Hoed Clinic-Erasmus University in Rotterdam. He was professor of clinical pharmacology at Utrecht University in the Netherlands, where he earned his M.D. degree, and he served as a board member and Chief Medical Officer of Byondis B.V. in Nijmegen, Netherlands through September 2023. Dr. Schellens also earned a Ph.D. degree in Pharmaceutical Sciences from Leiden University in Leiden, Netherlands.

“I am delighted and honored to join LIXTE at a pivotal time in the Company’s development,” said Dr. Schellens. “LIXTE is a pioneer in seeking to transform cancer treatment with a novel class of therapeutic agents, and I am excited to contribute my knowledge and practical experience in helping to expand upon the Company’s successes as it further develops therapeutic options for those impacted by cancer.”

Dr. Schellens served for 17 years as a board member of the Dutch Medicines Evaluation Board, and for 12 years as a member and chairperson of the Scientific Advisory Board Oncology of the EMA. He also is a part-time CMO of Modra Pharmaceuticals B.V., an Amsterdam-based clinical stage biopharmaceutical company that successfully completed a Phase 2b clinical study of ModraDoc006/r, a boosted oral taxane therapeutic, in contrast to the standard-of-care IV chemotherapy docetaxel, in patients with prostate cancer.

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About LIXTE Biotechnology Holdings, Inc.

LIXTE Biotechnology Holdings, Inc. is a clinical-stage pharmaceutical company focused on new targets for cancer drug development and developing and commercializing cancer therapies. LIXTE has demonstrated that its first-in-class lead clinical PP2A inhibitor, LB-100, is well-tolerated in cancer patients at doses associated with anti-cancer activity. Based on extensive published pre-clinical data (see www.lixte.com), LB-100 has the potential to significantly enhance chemotherapies and immunotherapies and improve outcomes for patients with cancer.

LIXTE’s lead compound, LB-100, is part of a pioneering effort in an entirely new field of cancer biology – activation lethality – that is advancing a new treatment paradigm. LIXTE’s new approach is covered by a comprehensive patent portfolio. Proof-of-concept clinical trials are in progress. Additional information about LIXTE can be found at www.lixte.com.

Forward-Looking Statement Disclaimer

This announcement contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934. For example, statements regarding the Company’s financial position, business strategy and other plans and objectives for future operations, and assumptions and predictions about future activities, including the continuing development of proprietary compounds, the planning, funding, coordination and potential results of clinical trials, the patent and legal costs to protect and maintain the Company’s intellectual property worldwide, and the Company’s ability to obtain and maintain compliance with Nasdaq’s continued listing requirements, are all forward-looking statements. These statements are generally accompanied by words such as “intend,” anticipate,” “believe,” “estimate,” “potential(ly),” “continue,” “forecast,” “predict,” “plan,” “may,” “will,” “could,” “would,” “should,” “expect” or the negative of such terms or other comparable terminology.

The Company believes that the assumptions and expectations reflected in such forward-looking statements are reasonable, based on information available to it on the date hereof, but the Company cannot provide assurances that these assumptions and expectations will prove to have been correct or that the Company will take any action that the Company may presently be planning. However, these forward-looking statements are inherently subject to known and unknown risks and uncertainties. Actual results or experience may differ materially from those expected or anticipated in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, regulatory policies, available cash resources, research results, competition from other similar businesses, and market and general economic factors.

Readers are urged to read the risk factors set forth in the Company’s filings with the U.S. Securities and Exchange Commission at https://www.sec.gov. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For more information about LIXTE, Contact:

info@lixte.com

General Phone: (631) 830-7092

Investor Phone: (888) 289-5533

or

PondelWilkinson Inc. Investor Relations

pwinvestor@pondel.com

Roger Pondel or Laurie Berman: (310) 279-5980

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